                                                             Exhibit (a)(9)



     JCPenney



     FOR IMMEDIATE RELEASE

     JCPENNEY ACQUISITION OF ECKERD
     CORPORATION CLEARS ANTITRUST REVIEW

                PLANO, TX, November 22 -- J. C. Penney Company, Inc. (NYSE:
     JCP) is pleased to announce that the waiting period under the Hart-Scott-Rodino Act with respect to JCPenney's acquisition of Eckerd Corporation (NYSE: ECK) has expired and that it has been advised by the Federal Trade Commission that it will not extend the waiting period by requesting additional information relating to the acquisition. JCPenney also announced that it has reached a satisfactory agreement, subject to FTC approval, involving a divestiture of some stores, details of which will be available upon such approval.

                JCPenney intends to proceed with its cash tender offer for approximately 35.3 million Eckerd shares which is scheduled to expire at 12:00 midnight (New York City time) on December 6, 1996. Subject to the satisfaction of the other conditions to the tender offer, JCPenney plans to accept for payment the approximately 35.3 million Eckerd shares being sought in the tender offer.



     Contact:  Duncan Muir
               (972) 431-1329


     11/22/96













                                       6